[LOGO] RDO(R)
                                        EQUIPMENT CO.
                           2829 SOUTH UNIVERSITY DRIVE
                            FARGO, NORTH DAKOTA 58103
                                 (701) 297-4288


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 4, 2002


         The annual meeting of stockholders of RDO Equipment Co. will be held in the Centrum Room of the Knutson Center at Concordia College of Moorhead, Moorhead, Minnesota, beginning promptly at 10:00 a.m. on Tuesday, June 4, 2002, for the following purposes:

         1.       To elect directors.

         2. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on April 19, 2002 are entitled to vote at the meeting.

         A map with directions to the meeting can be found at the end of this Proxy Statement.

         We look forward to seeing you at the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States.



                                                     For the Board of Directors,

                                                     Ronald D. Offutt
                                                     CHAIRMAN OF THE BOARD

April 26, 2002

                                 [LOGO] RDO(R)
                                        EQUIPMENT CO.
                           2829 SOUTH UNIVERSITY DRIVE
                            FARGO, NORTH DAKOTA 58103
                                 (701) 297-4288

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 4, 2002


                                  INTRODUCTION

         The annual meeting of the stockholders ("Annual Meeting") of RDO Equipment Co., a Delaware corporation ("Company"), will be held in the Centrum Room of the Knutson Center at Concordia College of Moorhead, Moorhead, Minnesota, beginning at 10:00 a.m. on Tuesday, June 4, 2002.

         A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material to the recordholders of Class A Common Stock and Class B Common Stock (collectively, "Common Stock") of the Company, as well as the cost of forwarding such material to the beneficial owners of Class A Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Class A Common Stock.

         Any stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by stockholders. Proxies that are signed by stockholders but that lack any such specification will be voted in favor of the election of the nominees for directors as listed in this Proxy Statement. Because the eight director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors, votes that are withheld from the election of the director nominees will be excluded entirely from the vote and will have no effect.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AS SET FORTH IN THIS PROXY STATEMENT.

         The Company expects that this Proxy Statement and proxy card will be first mailed to stockholders on or about May 9, 2002.

                           OUTSTANDING SHARES; VOTING

         Only holders of Common Stock of record at the close of business on April 19, 2002 will be entitled to vote at the Annual Meeting. On such date, the Company had 5,530,808 outstanding shares of Class A Common Stock, each such share entitling the holder thereof to one vote per share of Class A Common Stock (an aggregate of 5,530,808 votes) on each matter to be voted on at the Annual Meeting, and 7,450,492 outstanding shares of Class B Common Stock, each such share entitling the holder thereof to four votes per share of Class B Common Stock (an aggregate of 29,801,968 votes) on each matter to be voted on at the Annual Meeting. Accordingly, the aggregate number of potential votes at the Annual Meeting is 35,332,776. Ronald D. Offutt, Chairman and Chief Executive Officer of the Company, is the holder of all outstanding shares of Class B Common Stock. Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of stockholders except with respect to future issuances of Class B Common Stock and as otherwise required by law.

         The presence, in person or by proxy, of the holders of a majority of voting power of the shares of Common Stock entitled to vote at the Annual Meeting (17,666,389 votes) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the proxy card reflects votes withheld from a director nominee or an abstention (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). The election of directors requires the affirmative vote of a plurality of the total shares present and entitled to vote. Holders of shares of Common Stock are not entitled to cumulate voting rights.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect to each stockholder who the Company believes to be a beneficial owner of more than five percent of either class of outstanding Common Stock. Percentages are calculated based upon shares outstanding as of March 31, 2002:

                                                       NUMBER OF         PERCENT        NUMBER OF         PERCENT
NAME AND ADDRESS                                     CLASS A SHARES     OF CLASS      CLASS B SHARES     OF CLASS
----------------                                     --------------     --------      --------------     --------
State of Wisconsin Investment Board(1)                 794,600           14.3%             --              --
     P. O. Box 7842
     Madison, Wisconsin  53707

Dimensional Fund Advisors Inc.(2)                      386,600            7.0%             --              --
     1299 Ocean Avenue
     Santa Monica, California  90401

Allan F. Knoll(3)                                      668,170           11.9%             --              --
     2829 South University Drive
     Fargo, North Dakota  58103

Ronald D. Offutt(4)                                    657,692           11.7%         7,450,492         100.0%
     2829 South University Drive
     Fargo, North Dakota  58103

Paul T. Horn(3)                                        446,580           8.0%              --              --
     2829 South University Drive
     Fargo, North Dakota  58103

------------------------------------
(1) Based solely upon information contained in Schedule 13G, Amendment No. 5, of the State of Wisconsin Investment Board ("WIB") dated February 15, 2002. According to this filing with the Securities and Exchange Commission ("SEC"), WIB is a government agency that manages public pension funds, and WIB has sole voting power and sole dispositive power over these shares.

(2) Based solely upon information contained in Schedule 13G of Dimensional Fund Advisors Inc. ("DFA") dated January 30, 2002. According to this filing with the SEC, DFA is a registered investment advisor, and these shares are owned by registered investment companies to which DFA furnishes investment advice and by other investment vehicles for which DFA serves as investment manager. This filing also indicates that DFA has sole voting power and sole dispositive power over these shares.

(3) See "Election of Directors" and "Beneficial Ownership of Management" below for more information about Mr. Knoll, who is a director and officer of the Company and Mr. Horn, who is a director of the Company, and their respective beneficial ownership of Class A Common Stock.

(4) Mr. Offutt is the Company's founder and principal stockholder. See "Election of Directors" and "Beneficial Ownership of Management" below for more information about Mr. Offutt and his beneficial ownership of Common Stock. Mr. Offutt has informed the Company that he intends to vote his shares in accordance with the recommendations of the Company's Board of Directors.


                              ELECTION OF DIRECTORS

NOMINATION

         The Company's Bylaws provide that the number of directors that shall constitute the Board of Directors ("Board") shall be not less than three and not more than nine members, the exact number of which shall be fixed by the Board. There are currently eight members of the Board. By action of the Board taken on March 21, 2002, the Board resolved to fix the number of directors at eight and to nominate eight persons to stand for election at the 2002 Annual Meeting of Stockholders. All of the nominees are currently members of the Board. Directors elected at the Annual Meeting will hold office until the next Annual Meeting or until their successors are duly elected and qualified.

         The eight director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors. Votes that are withheld from the election of the director nominees will be excluded entirely from the vote and have no effect. The Board recommends a vote FOR the election of each of the nominees listed in this Proxy Statement. The Board intends to vote the proxies solicited on its behalf (other than proxies in which the vote is withheld) for the election of each of the nominees as directors. If, prior to the Annual Meeting, the Board should learn that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be cast for another nominee to be designated by the Board to fill such vacancy, unless a stockholder indicates to the contrary on his or her proxy. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve. Under an agreement with Deere & Company ("Deere"), a principal supplier of equipment to the Company, Deere has the right to have input with respect to the selection of nominees to the Company's Board and the removal of directors. The Board selected all of the nominees, and the selections were not based on any input from Deere. There are no other agreements or arrangements between a nominee and any other person pursuant to which such nominee was selected.

INFORMATION ABOUT NOMINEES

         The following table sets forth certain information as of March 31, 2002, which has been furnished to the Company by the persons who have been nominated by the Board to serve as directors until the Annual Meeting in calendar 2003:

                                                                                                   DIRECTOR
NOMINEES FOR ELECTION             AGE     PRINCIPAL OCCUPATION                                      SINCE
---------------------             ---     --------------------                                      -----
Ronald D. Offutt                   59     Chairman and Chief Executive Officer of R.D. Offutt        1968
                                          Company

Allan F. Knoll                     58     Chief Financial Officer and Secretary of R.D. Offutt       1974
                                          Company

Paul T. Horn                       59     Member, Board of Directors of R.D. Offutt Company          1986

Bradford M. Freeman                60     Partner of Freeman Spogli & Co.                            1997

Ray A. Goldberg                    75     George M. Moffett  Professor of Agriculture and            1997
                                          Business, Emeritus, at the Harvard Graduate School
                                          of Business Administration

Norman M. Jones                    71     Member, Board of Directors of LB Community Bank & Trust    1997

James D. Watkins                   54     Owner and President of J.D. Watkins Enterprises, Inc.      1997

Edward T. Schafer                  55     Chief Executive Officer of Extend America                  2001

OTHER INFORMATION ABOUT NOMINEES

         RONALD D. OFFUTT is the Company's founder, President, Chairman, Chief Executive Officer and principal stockholder. He has served as Chairman and Chief Executive Officer since the Company's formation in 1968. He has served as the Company's President since December 2000 and he served as a member of the Company's Office of the Chairman from December 1998 to December 2000. Mr. Offutt also serves as Chief Executive Officer and Chairman of the Board of R.D. Offutt Company ("Offutt Co.") and other entities he owns, controls or manages (collectively, "Offutt Entities") which are engaged in a variety of businesses such as farming, food processing, auto dealerships and agricultural financing activities, some of which transact business with the Company. See "Certain Relationships and Related Transactions." Mr. Offutt spent approximately one-half of his time on the business of the Company during fiscal 2002. He is Former Chairman of the Board of Regents of Concordia College of Moorhead and is a graduate of Concordia College of Moorhead with a degree in Economics. Mr. Offutt is the father of Christi J. Offutt, Chief Operating Officer.

         ALLAN F. KNOLL has served as Secretary and a director of the Company since 1974. Mr. Knoll also served as a member of the Company's Office of the Chairman from December 1998 to December 2000. He served as Chief Financial Officer of the Company from 1974 through January 1999. Mr. Knoll also serves as Chief Financial Officer and Secretary of Offutt Co., and serves as a director and officer and is a beneficial stockholder of many of the Offutt Entities. Mr. Knoll spent approximately twenty percent of his time on the business of the Company during fiscal 2002. Mr. Knoll is a graduate of Moorhead State University with degrees in Business Administration and Accounting.

         PAUL T. HORN has served as a director of the Company since 1986. Mr. Horn served as a member of the Company's Office of the Chairman from December 1998 to December 2000, and as President of the Company from August 1996 to December 2000. Mr. Horn also served as Chief Operating Officer of the Company from 1986 through 1999. Mr. Horn serves as a director and officer and is a beneficial stockholder of many of the Offutt Entities. Mr. Horn currently serves as Vice Chairman of the Board of Directors of Northern Grain Company, a regional grain elevator. Mr. Horn is a graduate of Michigan State University with degrees in Business Administration and Agronomy.

         BRADFORD M. FREEMAN has been a director of the Company since January 1997. Mr. Freeman is a founding partner of Freeman Spogli & Co., a private equity investment firm with offices in Los Angeles and New York. Since its founding in 1983, Freeman Spogli & Co. has organized the acquisitions of 34 companies with aggregate transaction values in excess of $12 billion. Mr. Freeman serves on the Board of Trustees of Stanford University. Mr. Freeman is a graduate of Stanford University and Harvard Business School.

         RAY A. GOLDBERG has been a director of the Company since January 1997. Mr. Goldberg has been a professor at the Harvard Graduate School of Business Administration since 1955 and became emeritus in July 1997. He also serves as faculty chairman of the Agribusiness Senior Management Seminar. Mr. Goldberg serves on the Board of Directors of the following companies: Smithfield Foods, Inc., the largest vertically integrated producer and marketer of fresh pork and processed meats in the United States; Daymon Associates, a private label food leader that also provides coordination between food manufacturers and retailers; and Veritec Inc., a technology company that monitors quality control for food and pharmaceutical products.

         NORMAN M. JONES has been a director of the Company since January 1997. In December 1996, Mr. Jones organized Metro Bancorp, Inc., a regional banking firm located in Minneapolis, Minnesota, and served as its Chairman until its acquisition by AAL Bank & Trust ("AAL") in March 1999 at which time he became a member of the Board of Directors of AAL. From 1995 to July 1997, Mr. Jones was the Chairman of First Bank Savings, fsb, the thrift subsidiary of U.S. Bancorp (formerly First Bank System, Inc.). Prior to 1995, Mr. Jones was the Chairman and Chief Executive Officer of Metropolitan Financial Corporation, a regional thrift holding company, where he was employed from 1952 through 1995 when U.S. Bancorp acquired it. Mr. Jones is a board member and Chairman of Luther Seminary Foundation and an Advisory Board Member for Slumberland, Inc., a retail furniture chain. Mr. Jones is a graduate of Concordia College of Moorhead. Mr. Jones is the brother-in-law to fellow Board nominee Mr. Schafer.

         JAMES D. WATKINS has been a director of the Company since January 1997. Mr. Watkins launched POPZ(R) popcorn in June of 1999 under the Soller group of companies which he owns and operates. Mr. Watkins founded J.D. Watkins Enterprises, Inc. (an investment company involved in domestic and international companies, acquisitions and investments) in June 1993 and continues to serve as its President. Mr. Watkins founded Golden Valley Microwave Foods, Inc. (a company specializing in food products designed for use in microwave ovens) in 1978 and continuously served as its Chairman and Chief Executive Officer until it was acquired by ConAgra, Inc. (a diversified international food company) in July

1991. Mr. Watkins served in ConAgra's Office of the President as President and Chief Operating Officer of ConAgra Diversified Products Companies until July 1997. Mr. Watkins currently serves as a Trustee of Ronald McDonald House Charities and as a member of the Board of Overseers, Carlson School of Management, University of Minnesota. Mr. Watkins is a graduate of the University of Minnesota with a degree in Economics and Fine Arts.

         EDWARD T. SCHAFER has been a director since August 2001. Mr. Schafer is currently the Chief Executive Officer of Extend America, a telecommunications company. Mr. Schafer is the former governor of the State of North Dakota serving from 1992 to 2000. Mr. Schafer has a bachelor's degree from the University of North Dakota and a master's degree in Business Administration from the University of Denver. Mr. Schafer is the brother-in-law to fellow Board nominee Mr. Jones.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

         The business and affairs of the Company are managed by the Board, which held four meetings during the fiscal year ended January 31, 2002. Committees established and maintained by the Board include the Audit Committee, the Compensation Committee, the Manufacturer Relationship Committee and the Executive Committee. Each director attended at least 75% of all meetings of the Board and committees on which he served during fiscal 2002.

         The Audit Committee consists of Messrs. Goldberg, Jones and Knoll, each of whom is a member of the Board of Directors. Each Audit Committee member qualifies as "independent" as defined under the New York Stock Exchange's Listed Company Manual Section 303.01(B)(3), except Mr. Knoll who was appointed pursuant to the "override" provision of Section 303.02(D) of the Listed Company Manual. With respect to Mr. Knoll's appointment to the Audit Committee, the Company's Board of Directors has determined in its business judgement that membership on the Audit Committee by Mr. Knoll is required because it is in the best interests of the Company and its stockholders. The Audit Committee operates under a written charter adopted by the Board of Directors.

          The primary functions of the Audit Committee are to monitor: (i) the integrity of the financial statements of the Company; (ii) the adequacy of the Company's internal controls; and (iii) the independence and performance of the Company's independent accountants. The responsibilities of the Audit Committee are: (i) to review and make recommendations to the Board of Directors regarding the adequacy of the Company's financial statements and compliance of such statements with financial standards; (ii) to evaluate and report to the Board of Directors regarding the adequacy of the Company's financial controls; and (iii) to review and appraise the audit efforts of the Company's independent accountants and internal audit function. The Audit Committee held four meetings during fiscal 2002.

         The responsibilities of the Compensation Committee include reviewing and recommending the compensation for executive officers, reviewing Company-wide employee benefit plans, and administering the Company's 1996 Stock Incentive Plan (the "Incentive Plan"). The Compensation Committee held three meetings during fiscal 2002. Messrs. Freeman, Knoll and Watkins are the current members of the Compensation Committee.

         The responsibilities of the Manufacturer Relationship Committee include maintaining and facilitating relationships with the Company's manufacturing vendors. The Manufacturer Relationship Committee held two meetings during fiscal 2002. Messrs. Offutt and Schafer are the current members of the Manufacturer Relationship Committee.

         The Executive Committee has the authority to take all actions that the Board as a whole is able to take, except, as limited by applicable law. The Executive Committee did not hold any meetings during fiscal 2002. Messrs. Freeman, Horn, Knoll and Offutt are the current members of the Executive Committee.

COMPENSATION OF DIRECTORS

         Directors who are not employees or officers of the Company receive $1,000 per month and $500 for each Board and committee meeting attended. Directors who are employees or officers of the Company do not receive additional compensation for service as a director. In addition, all directors are entitled to be reimbursed for certain expenses in connection with attendance of Board and committee meetings.

         The Incentive Plan provides that a non-employee who becomes a director of the Company will receive an option to purchase 10,000 shares of Class A Common Stock, with such vesting periods as the Board or the Compensation Committee may determine. Directors are eligible to receive options in addition to these initial grants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company historically has engaged, and expects to engage in the future, in business transactions with various Offutt Entities, including Ag Capital Company ("Ag Capital"), ACL Company, LLC ("ACL") and Farmers Equipment Rental, Inc. ("FER"), financing institutions which are controlled by Mr. Offutt and provide working capital and floor plan financing to the Company and/or financing to the Company's customers. Messrs. Offutt, Horn and Knoll each serve as officers or directors and have ownership interests in various of the Offutt Entities, including all of the Offutt Entities which have engaged in and will continue to engage in transactions with the Company, as described below. The Company believes that all of these transactions were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

         All transactions between the Company and any of the Offutt Entities or any of the Company's officers, directors, principal stockholders and their affiliates are approved both by a majority of all members of the Board and by a majority of the independent and disinterested outside directors, and are on terms believed to be no less favorable to the Company than could be obtained from unaffiliated third parties.

         The Company had sales to various Offutt Entities of equipment, trucks and related parts and service totaling $2.2 million in fiscal 2002. At times during fiscal 2002, the Company leased 22 of its store locations and real estate for a potential dealership site from an Offutt Entity, and leased some of its service vehicles from ACL and FER. Total rent expense for these leases was $3.1 million in fiscal 2002. These leases have terms expiring at various times from 2002 to 2012.

         The Company receives corporate support services from various Offutt Entities, including office space for its executive offices, use of conference and meeting facilities, use of an aircraft for Company business, administration of the Company's tax exempt voluntary employee benefit trust, real estate management services, and clerical and legal services. Total charges for such services were $518,533 in fiscal 2002. All such services are provided to the Company pursuant to a corporate services agreement, which is terminable by the Company in whole or in part on 30 days' notice, on the same cost basis as in prior years (based on pro rata usage of services or at a fixed charge).

         Ag Capital, ACL and FER provide financing to the Company's customers. The total amount of such customer financing outstanding as of the end of fiscal 2002 was $1.7 million. To facilitate sales to certain customers, the Company guarantees a portion of the outstanding balances of certain customer notes and lease contracts financed by third parties, including customer financing provided by Ag Capital, ACL and FER. The amount guaranteed by the Company to Ag Capital, ACL and FER for customer financing was $170,000 as of January 31, 2002.

         The Company finances certain of its working capital needs, primarily inventory financing for non-Deere equipment, receivables, fixed assets and acquisitions, through Ag Capital. Such financing typically bears interest based on LIBOR and the prime rate as they vary from time to time. Total interest paid by the Company to Ag Capital was $2.5 million in fiscal 2002. The total amount outstanding under these financing arrangements at January 31, 2002 was $13.2 million, with interest rates ranging from 6.33% to 6.77%.

         Under an agreement with Deere, Mr. Offutt personally guarantees all Company obligations to Deere. Mr. Offutt has the right to terminate his personal guaranty at any time, which would require the Company to obtain a letter of credit in an amount meeting Deere's then current guidelines from a bank acceptable to Deere. As of January 31, 2002, the required amount of the letter of credit to replace Mr. Offutt's personal guaranty was approximately $15.8 million. The Company estimates that it would cost approximately $315,000 per year to replace Mr. Offutt's personal guarantee with a letter of credit.


                       BENEFICIAL OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of Common Stock of the Company as of March 31, 2002, unless otherwise noted, for (a) each director, nominee for director and officer named in the Summary Compensation Table (set forth below) and (b) all officers and directors of the Company as a group. The address for all officers and directors of the Company is 2829 South University Drive, Fargo, North Dakota 58103.

NAME OF STOCKHOLDER                             NUMBER OF SHARES          PERCENT OF TOTAL
-------------------                             ----------------             CLASS A AND      PERCENT OF TOTAL
                                        CLASS A(1)         CLASS B         CLASS B SHARES      VOTING POWER(2)
                                       -----------        ---------       ----------------    ----------------
Ronald D. Offutt                       657,692(3)(4)      7,450,492            61.9%                85.9%
Paul T. Horn                           446,580(5)            --                 3.4%                 1.3%
Allan F. Knoll                         668,170(6)            --                 5.1%                 1.9%
Bradford M. Freeman                     77,000               --                  *                    *
Ray A. Goldberg                         28,500               --                  *                    *
Norman M. Jones                        105,615               --                  *                    *
James D. Watkins                        62,000               --                  *                    *
Edward T. Schafer                       10,000               --                  *                    *
Thomas K. Espel                         70,406               --                  *                    *
Kenneth J. Horner, Jr.                  44,633               --                  *                    *
Christi J. Offutt                       49,133               --                  *                    *
Steven B. Dewald                        61,000               --                  *                    *
All officers and directors
  as a group (12 persons)            1,289,129(3)(4)      7,450,492            65.0%                86.9%

-----------------------------

*    Less than one percent.

(1)  Includes 104,000, 26,000, 26,000, 27,000, 27,000, 27,000, 27,000, 10,000,
     52,833, 37,633, 37,633, 41,000 and 443,099 shares subject to options which are held by Messrs. Offutt, Horn, Knoll, Freeman, Goldberg, Jones, Watkins, Schafer, Espel, Horner, Offutt, Dewald and all officers and directors as a group, respectively, which were exercisable on or within 60 days after March 31, 2002.

(2) In calculating the percentage of total voting power, the voting power of shares of Class A Common Stock (one vote per share) and Class B Common Stock (four votes per share) is aggregated.

(3) Excludes 7,450,492 shares of Class A Common Stock into which Mr. Offutt's 7,450,492 shares of Class B Common Stock are convertible on a one-for-one basis.

(4) Excludes 12,903 shares of Class A Common Stock owned by Mr. Offutt's spouse as to which shares he disclaims any beneficial ownership.

(5) Includes 383,005 shares of Class A Common Stock that Mr. Horn has the right to acquire from Mr. Offutt pursuant to an option agreement.

(6) Includes 608,595 shares of Class A Common Stock that Mr. Knoll has the right to acquire from Mr. Offutt pursuant to an option agreement. Excludes 100 shares of Class A Common Stock owned by Mr. Knoll's spouse as to which shares he disclaims any beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Class A Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Class A Common Stock. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. The Company believes that all directors, executive officers and beneficial owners of more than 10% of the Company's Class A Common Stock have filed with the SEC on a timely basis all reports required to be filed under Section 16 of the Exchange Act except for a late filing of a Form 3, "Initial Statement of Beneficial Ownership of Securities", by David M. Horner, upon becoming the Company's principal accounting officer.

                    EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and by each of the four most highly paid executive officers of the Company for fiscal 2002.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                             ----------------
NAME AND PRINCIPAL                                    ANNUAL COMPENSATION    NUMBER OF SHARES
POSITION(S) DURING                       FISCAL     -----------------------    UNDERLYING            ALL OTHER
    FISCAL 2002                           YEAR      SALARY       CASH BONUS    OPTIONS(1)           COMPENSATION
------------------                       ------     ------       ----------    ----------           ------------
Ronald D. Offutt                          2002         --            --           --                     --
     PRESIDENT,CHAIRMAN AND               2001         --            --           --                     --
     CHIEF EXECUTIVE OFFICER              2000         --            --           --                     --

Thomas K. Espel (2)                       2002     $134,335          --         33,333                   --
     TREASURER AND                        2001     $199,615          --           --                     --
     ASSISTANT SECRETARY                  2000     $190,000       $40,000         --                     --

Kenneth J. Horner, Jr.                    2002     $164,100          --         33,333                   --
     EXECUTIVE VICE PRESIDENT -           2001     $187,693          --          7,000                   --
     PROJECT/PROCESS MANAGEMENT           2000     $147,308       $60,000         --                     --

Christi J. Offutt                         2002     $163,523          --         33,333                   --
     CHIEF OPERATING OFFICER              2001     $119,677       $30,000        7,000                   --
                                          2000     $ 57,617       $20,000         --                     --

Steven B. Dewald                          2002     $143,331          --         25,000                   --
     CHIEF FINANCIAL OFFICER              2001     $139,797          --           --                     --
                                          2000     $134,292          --           --                     --

------------------------------------
(1)  All options were granted under the Incentive Plan.

(2) Mr. Espel is currently the Treasurer and Assistant Secretary of the Company and also served as Chief Financial Officer until July 2001.

OPTIONS GRANTED

         The following table provides information regarding the persons named in the foregoing Summary Compensation Table who received an option grant during fiscal 2002:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF    PERCENT OF                                     ASSUMED ANNUAL RATES OF
                               SHARES        TOTAL                                       STOCK PRICE APPRECIATION
                             UNDERLYING     OPTIONS        EXERCISE                         FOR OPTION TERM(1)
                              OPTIONS      GRANTED IN     PRICE PER     EXPIRATION       ------------------------
NAME                          GRANTED      FISCAL 2002      SHARE          DATE            5%               10%
----                          -------      -----------      -----          ----            --               ---
Thomas K. Espel                33,333(2)        14.6%          $3.30      6/14/06        $30,391          $67,155

Kenneth J. Horner              33,333(2)        14.6%          $3.30      6/14/06        $30,391          $67,155

Christi J. Offutt              33,333(2)        14.6%          $3.30      6/14/06        $30,391          $67,155

Steven B. Dewald               10,000(2)         4.4%          $3.30      6/14/11        $20,754          $52,594
                                5,000(3)         2.2%          $3.05      8/21/06         $4,213           $9,310
                               10,000(4)         4.4%          $3.00     11/26/06         $8,288          $18,315

-----------------------------
(1) The five and ten percent rates of appreciation are set by the rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

(2) This option was granted under the Incentive Plan on June 5, 2001 at the then fair market value of Common Stock. It became exercisable in full at the date of grant.

(3) This option was granted under the Incentive Plan on August 22, 2001 at the then fair market value of Common Stock. It became exercisable in full at the date of grant.

(4) This option was granted under the Incentive Plan on November 27, 2001 at the then fair market value of Common Stock. It became exercisable in full at the date of grant.

OPTION EXERCISES AND OPTION VALUES

         The following table provides information regarding option exercises and the value of unexercised options held by the persons named in the foregoing Summary Compensation Table:

                   AGGREGATED OPTION EXERCISES IN FISCAL 2002
                   AND OPTION VALUES AT THE END OF FISCAL 2002

                                                                                            VALUE OF UNEXERCISED
                             SHARES                      NUMBER OF UNEXERCISED              IN-THE-MONEY OPTIONS
                            ACQUIRED                  OPTIONS AT JANUARY 31, 2002           AT JANUARY 31, 2002
                               ON        VALUE        ----------------------------     ----------------------------
NAME                        EXERCISE    REALIZED      EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                        --------    --------      -----------    -------------     -----------    -------------
Ronald D. Offutt                0           0           104,000         26,000             --              --
Thomas K. Espel                 0           0            52,833         13,000            $9,333           --
Kenneth J. Horner, Jr.          0           0            37,633          5,200            $9,333           --
Christi J. Offutt               0           0            37,633          5,200            $9,333           --
Steven B. Dewald                0           0            41,000          4,000           $11,250           --

CONFIDENTIALITY AGREEMENTS

         Option grants to officers of the Company are conditioned upon the recipient having signed an agreement regarding confidential information. These agreements generally prohibit disclosure of confidential information to anyone outside the Company both during and after employment. In addition, option grants to executive officers of the Company are conditioned upon the recipient having signed an agreement regarding non-competition and inventions. These agreements generally restrict the employee from competing with the Company for a period of time after termination of employment with the Company, and provides any inventions or other works of authorship relating to or resulting from the employee's work for the Company will be the exclusive property of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 2002, no member of the Compensation Committee (i) was an officer, former officer or employee of the Company, except Mr. Knoll, or (ii) had any business relationship or conducted any transactions with the Company, other than the relationships disclosed under "Election of Directors - Certain Relationships and Related Transactions" involving Mr. Knoll.

         During fiscal 2002, no officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose officers served on the Board, other than Messrs. Offutt, Horn and Knoll with respect to the Offutt Entities, Mr. Espel with respect to Ag Capital, and Ms. Offutt with respect to PROffutt Limited Partnership (an Offutt Entity), or (ii) a director of another entity, one of whose officers served on the Board, other than Messrs. Offutt, Horn and Knoll with respect to the Offutt Entities and Mr. Espel with respect to Ag Capital.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board (the "Compensation Committee") is authorized to recommend compensation for the Company's directors and corporate officers, review compensation for the Company's operating officers, review the Company's retirement, health and welfare plans that cover substantially all employees (including the management of such plans), and administer the Incentive Plan (including determining the participants in the Incentive Plan and the amount, timing and other terms and conditions of awards under the Incentive Plan). During fiscal 2002, the Compensation Committee was comprised of Bradford M. Freeman, Allan F. Knoll and James D. Watkins. The Compensation Committee has furnished this report on executive compensation for fiscal 2002.

COMPENSATION PHILOSOPHY AND OBJECTIVES

         The Company has developed a compensation policy that is designed to attract and retain executive officers responsible for the success of the Company and to motivate these persons to enhance long-term stockholder value. The executive compensation program presently consists primarily of annual base salary, short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

BASE SALARY

         Base salaries for executive officers of the Company are determined annually. This assessment involves a number of criteria and information including individual performance, cost of living and total compensation being paid for comparable positions at companies with which the Company competes for executive and management talent (e.g., specialty retailers such as equipment and truck dealership and rental companies). Principles of internal equity are also considered by evaluating salaries of comparable levels of responsibility within the Company.

CASH BONUS

         All executive officers are eligible to receive annual cash bonuses. The amount and performance criteria are determined annually and are based, in part, on an assessment of total compensation being paid for comparable positions at companies with which the Company competes for executive and management talent.

         Cash bonuses for executive corporate officers are based on individual performance and the Company's overall performance. Cash bonuses for executive operating officers are determined based on achievement of a variety of performance factors and criteria, including targeted return on assets, earnings per share growth, efficiency of asset management, profitability, sales growth, productivity and product support. Bonuses accrue monthly based on performance targets and are paid at the end of the fiscal year.

STOCK OPTION PROGRAM

         The Company adopted the Incentive Plan in connection with becoming a public company as a mechanism to advance the best interests of the Company and its stockholders by attracting, retaining and motivating employees, directors, advisors and consultants of the Company. The Incentive Plan provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options ("SARs"), restricted stock awards and performance stock awards, thereby increasing the personal stake of Incentive Plan participants in the continued success and growth of the Company. Equity participation in the Company, particularly through the grant of stock options, is anticipated to continue as an important part of future executive and management compensation.

CEO COMPENSATION

         Mr. Offutt has solely served as the Company's Chief Executive Officer since the Office of the Chairman was dissolved in December 2000. Mr. Offutt did not receive a salary in fiscal 2002. The Compensation Committee believes that Mr. Offutt was fully motivated to enhance long-term stockholder value as a result of his beneficial ownership of the Common Stock of the Company (see "Beneficial Ownership of Management").

ADDITIONAL INFORMATION

         The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies. The Compensation Committee does not anticipate the Company will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, the Compensation Committee and the Company do not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but the Compensation Committee will formulate a policy on behalf of the Company if compensation levels approach $1,000,000

         The following members of the Compensation Committee are giving this report:

                               Bradford M. Freeman
                               Allan F. Knoll
                               James D. Watkins


                             AUDIT COMMITTEE REPORT

         The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended January 31, 2002, with the Company's management. The Audit Committee has discussed with Arthur Andersen LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Arthur Andersen LLP with them.

         Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002, for filing with the SEC.

                  The following members of the Audit Committee are giving this report:

                                 Ray A. Goldberg
                                 Norman M. Jones
                                 Allan F. Knoll

                              INDEPENDENT AUDITORS

APPOINTMENT OF AUDITORS

         The Board approved the engagement of Arthur Andersen LLP, independent public accountants to serve as the Company's independent public accountant to audit the Company's financial statements for the fiscal year ended January 31, 2002. Arthur Andersen LLP has acted as independent certified public accountants for the Company since 1995. The Board of Directors, however, has not approved the engagement of an independent public accountant to audit the Company's financial statements for the fiscal year ending January 31, 2003. The Board of Directors will address this matter after the Company's management team makes a recommendation to the Audit Committee.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions from stockholders.

AUDIT FEES

         Arthur Andersen LLP's fees for the Company's fiscal 2002 annual audit and quarterly financial statement reviews were $162,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         Arthur Andersen LLP did not render any service to the Company in fiscal 2002 with respect to financial information systems design or implementation.

ALL OTHER FEES

         Arthur Andersen LLP's fees for all other services rendered to the Company in fiscal 2002 were $97,250 for tax preparation, tax planning and other tax consulting, $10,500 for actuarial services and $17,500 for research regarding accounting issues and other matters.

         The Audit Committee of the Board of Directors has determined that the services included under the caption "all other fees," as provided by Arthur Andersen LLP, are compatible with maintaining Arthur Andersen LLP's independence.


                                 OTHER BUSINESS

         The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                          COMPARATIVE PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index and the Standard & Poor's Construction & Farm Machinery Index. Previously, the Company's Common Stock was compared to Standard & Poor's Diversified Machinery Group Index. In 2001, Standard and Poor deleted the Diversified Machinery Group Index under the restructuring and transition to the Global Industry Classification Standard "GICS". This graph assumes that $100 was invested in the Company's Common Stock and in each of the two indices at January 31, 1997 and that subsequent dividends were reinvested in connection with those indices.

                              [PLOT POINTS CHART]

-----------------------------------------------------------------------------------------------------
                      1/97           1/98          1/99           1/00           1/01           1/02
-----------------------------------------------------------------------------------------------------
RDO                  100.00         104.97         48.23          33.69          22.70          20.31
-----------------------------------------------------------------------------------------------------
S & P Machinery      100.00         125.28        101.14         115.66         119.04         124.27
-----------------------------------------------------------------------------------------------------
S & P 500            100.00         126.91        168.14         185.54         183.87         154.18
-----------------------------------------------------------------------------------------------------

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         Any stockholder who intends to present a proposal at the annual meeting of stockholders to be held in calendar 2003 and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Company at its executive offices no later than January 5, 2003 and must satisfy applicable SEC requirements.

         In addition, the proxy solicited by the Board for the 2003 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than March 21, 2003.

                    HOUSEHOLDING OF ANNUAL MEETING MATERIALS

         Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to the Company's Stockholder Relations department, P. O. Box 7160, Fargo,

North Dakota 58106-7160, or to invest@rdoequipment.com. Any stockholder who wants to receive separate copies of the Company's Proxy Statement or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.


                                    FORM 10-K

         Upon written request, the Company will mail without charge a copy of its annual report on Form 10-K, including the financial statements, schedules and list of exhibits. Requests should be sent to RDO Equipment Co., Stockholder Relations, P. O. Box 7160, Fargo, North Dakota 58106-7160, or to invest@rdoequipment.com.

                                  DIRECTIONS TO
                         ANNUAL MEETING OF STOCKHOLDERS

                              TUESDAY, JUNE 4, 2002
                            10:00 A.M., CENTRAL TIME

                                CONCORDIA COLLEGE
                          KNUTSON CENTER - CENTRUM ROOM
                             901 EIGHTH STREET SOUTH
                               MOORHEAD, MINNESOTA



                                      [MAP]



          DIRECTIONS FROM I-94:
                   Go north on U.S. Highway 75 (also known as 8th Street). Turn left (west) on 12th Avenue S. to 5th Street S. Turn right (north) on 5th Street S. to 9th Avenue S. Turn right (east) on 9th Avenue S. to parking lots.

          DIRECTIONS FROM U.S. HIGHWAY 10:
                   Go south on 8th Street to Concordia College campus. Parking lot is on the right (west) side of the street between 7th' Avenue S.
                   and 10th Avenue S.

                                                         RDO EQUIPMENT CO.

                                                  ANNUAL MEETING OF STOCKHOLDERS

                                                      TUESDAY, JUNE 4, 2002
     [MAP]                                          10:00 A.M., CENTRAL TIME

                                                        CONDORDIA COLLEGE
                                                  KNUTSON CENTER - CENTRUM ROOM
                                                     901 EIGHTH STREET SOUTH
                                                       MOORHEAD, MINNESOTA

DIRECTIONS FROM I-94:
     Go north on U.S. Highway 75 (also known as 8th Street). Turn left (west) on 12th Avenue S. to 5th Street S. Turn right (north) on 5th Street S. to 9th Avenue S. Turn right (east) on 9th Avenue S. to parking lots.

DIRECTIONS FROM U.S. HIGHWAY 10:
     Go south on 8th Street to Concordia College campus. Parking lot is on the right (west) side of the street between 7th Avenue S. and 10th Avenue S.



--------------------------------------------------------------------------------

[LOGO] RDO(R)
       EQUIPMENT CO.      RDO EQUIPMENT CO.
                          2829 SOUTH UNIVERSITY DRIVE,
                          FARGO, NORTH DAKOTA 58103                        PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON TUESDAY, JUNE 4, 2002.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN
ITEM 1.

By signing the proxy, you revoke all prior proxies and appoint Ronald D. Offutt, Paul T. Horn and Allan F. Knoll, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.






                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                              [PLEASE DETACH HERE]





  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN ITEM 1.

1. Election of directors:
  01 Ronald D. Offutt             05 Ray A. Goldberg          [ ] Vote FOR                    [ ] Vote WITHHELD
  02 Paul T. Horn                 06 Norman M. Jones              all nominees                    from all nominees
  03 Allan F. Knoll               07 James D. Watkins             (except as marked)
  04 Bradford M. Freeman          08 Edward T. Schafer

                                                                                 ____________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE   |                                            |
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)              |____________________________________________|


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.


Address Change? Mark Box   [ ]
Indicate changes below:
                                                                                  Date ________________________________, 2002.

                                                                                 ____________________________________________
                                                                                |                                            |
                                                                                |                                            |
                                                                                |____________________________________________|
                                                                                 Signature(s) in Box
                                                                                 Please sign exactly as your name(s) appear
                                                                                 on Proxy. If held in joint tenancy, all
                                                                                 persons must sign. Trustees, administrators,
                                                                                 etc., should include title and authority.
                                                                                 Corporations should provide full name of
                                                                                 corporation and title of authorized officer
                                                                                 signing the proxy.